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                                                                   EXHIBIT 10.17

                        INSURED     John A. Doe                         CUSTOMAX

                  POLICY NUMBER     LA DOOOOOO

                    POLICY DATE     01-01-1987

                 EFFECTIVE DATE     01-01-1987                          SPECIMEN

                                                                          POLICY

DISABILITY INCOME POLICY

A Guaranteed renewable Noncancellable contract.

NONCANCELLABLE TO AGE 65 AT GUARANTEED PREMIUM RATE THEREAFTER UNTIL AGE 75, RENEWABLE ON EACH POLICY ANNIVERSARY ON WHICH THE INSURED IS EMPLOYED AT LEAST 30 HOURS PER WEEK AFTER AGE 65, PREMIUM RATE IS BASED ON THE INSURED'S AGE ON EACH RENEWAL DATE
[A Guaranteed renewable Noncancellable contract]

This policy provides disability income benefits under stated conditions. Please refer to the policy provisions where we tell you when and how we will pay benefits. You will find an index of these provisions on Page 2.

TWENTY DAY RIGHT TO EXAMINE POLICY

Within 20 days after this policy is delivered to you or your representative, you may cancel the policy for any reason. To cancel this policy, you or your representative must mail or deliver the policy to our Home Office or to one of our authorized representatives. If this is done, the policy will be canceled from the beginning and all of the premium paid will be refunded.
[Satisfaction guaranteed or full premium refund--you have 20 days to examine this policy before making a decision to accept it.]

RENEWAL

This policy is even renewable after age 65 if you continue to work 30 or more hours per week. You may renew this policy on each policy anniversary until the policy anniversary when the insured's age is 65 by paying each premium before its Grace Period ends. Beginning with the policy anniversary when his age is 65, you may renew this policy until the policy anniversary when his age is 75 by paying the appropriate premium on each premium due date on which he is employed in a regular occupation at least 30 hours a week.
[This policy is even renewable after age 65 if you continue to work 30 or more hours per week.]

This policy become effective on the Effective Date shown on page 3.

UNUN.

2211 Congress Street
Portland, Maine  04122

(Provisions may vary in certain states)

                                                                       Executive
                                                                    Professional

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                           INDEX OF POLICY PROVISIONS

TWENTY DAY RIGHT TO EXAMINE POLICY 1

RENEWAL 1

POLICY SCHEDULE 3

PREMIUMS 4

REINSTATEMENT 4

DEFINITIONS 5

BENEFITS 7

   DISABILITY BENEFIT 7

   MONTHLY BENEFIT AMOUNT 7

   BENEFIT FOR LOSS OF USE 8

   SUCCESSIVE DISABILITIES 8

   WAIVER OF PREMIUM 8

   BENEFIT INDEXING PROVISION 8

   INDEXED AMOUNT 9

   TRANSPLANT DONOR BENEFIT 9

   REHABILITATION 9

EXCLUSIONS AND LIMITATIONS 9

   PREEXISTING CONDITION LIMITATION 9

   MULTIPLE BENEFITS 9

CLAIM INFORMATION 10

   HOW TO FILE A CLAIM 10

   CONDITIONS AND TIME LIMITS 10

   HOW AND WHEN WE PAY BENEFITS 10

CHANGE OF PLAN PROVISION 11

GENERAL PROVISIONS 11

   THE CONTRACT 11

   INCONTESTABLE 11

   CONTEST 12

   CONFORMITY WITH STATE STATUTES 12

   LEGAL ACTIONS 12

   MISSTATEMENT OF AGE 12

   OWNER 12

   LOSS PAYEE 12

   ASSIGNMENT 12

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                               POLICY SCHEDULE

          Insured       John A. Doe       01-01-87           Policy Date
    Policy Number       LA DOOOOO         01-01-87           Effective Date

                               SUMMARY OF PREMIUM

Premiums are payable as follows

                                                        -----
    BEGINNING     ANNUAL     SEMIANNUAL    QUARTERLY             Your choice
    01-01-1987    $335.90     $171.31        $87.33              premium payment
                                                                 schedule

01-01-2017 Company rates then in effect                  -----


*Premium guaranteed to age 65

                               SUMMARY OF COVERAGE

Form - EP87                             Annual Premium-$335.90 until 01-01-2017
                                                       Then company rates then
                                                       in effect

Maximum Disability Benefit - $1,000

Elimination period - 90 days

Maximum Benefit Period - To the later of (A) age 65 policy anniversary or
                         (B) 24 months after disability payments begin.

                                                                       PREMIUM
    RIDER                           BENEFIT          ANNUAL            CEASE
    FORM        DESCRIPTION         AMOUNT          PREMIUM            DATE

                           ---
Cost of Living Adjustment                                     Some of the
Retirement Benefit                                            optional benefits
                               ------------------------------ available to
College Benefit                                               customize your
                                                              particular program

                           ---

Rider premiums for the premium term are included in the summary of premium

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PREMIUMS

All premiums except the first premium are due on the before the due date. They are payable as stated on page 3.

Each premium will keep this policy in effect and continue coverage for the term shown

[Premiums are guaranteed to age 65]

As long as all premiums are paid before the end of their Grace Period, we will not increase the premium rate for this policy before the policy anniversary when the Insured's age is 65. On and after the policy anniversary when his age is 65, the premium is the rate then in effect for his age on each policy anniversary.

The Grace Period is the 31 consecutive days that begin with the day a premium is due. We will keep this policy in effect and continue coverage during that time. If the premium is not paid during those 31 days, this policy and all coverage under this policy will terminate.

If we accept premium after the policy anniversary when the Insured's age is 65, we will keep this policy in effect and continue coverage until the end of the period for which we accept it.

If any premium is paid beyond the month in which the Insured dies or this policy terminates for some other reason, we will refund the amount of the unearned premium paid.

Premiums must be paid in United States dollars.

REINSTATEMENT

[Reinstatement possible for up to 6 months 6.]

If this policy terminates because a premium is not paid by the end of the Grace Period, you may apply to reinstate this policy at any time until the first unpaid premium is six months overdue.

In order to reinstate this policy, two requirements must be met.  They are

1. a reinstatement application must be completed (to complete a reinstatement application means you submit the reinstatement application with evidence of the Insured's insurability and the full amount of overdue premium); and

2.       we approve the instatement application.

A reinstatement application must be prepaid, and we will issue a prepayment agreement. The date of the prepayment agreement will be the date the reinstatement application has been completed.

If we approve the reinstatement application, this policy will be reinstated on the approval date. If the overdue premium is paid without submitting a reinstatement application and we keep the premium without requesting a reinstatement application within a reasonable time, this policy will be reinstated the date we receive the premium. If we issue a prepayment agreement and do not approve or disapprove the reinstatement application within 45 days from the date of the

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prepayment agreement, this policy will be reinstated on that 45th day.

If this policy is reinstated it will only cover:

1.       injury that occurs on or after the date this policy is restated or

2. sickness which is first diagnosed or is first treated more than 10 days after this policy is reinstated.

IT WILL NOT COVER.

1.       any injury or sickness when is excluded by name or description; and
2.       any preexisting condition excluded by the reinstatement application.

DEFINITIONS

POLICY means the contract of insurance between you and us. This form, all applications, and any riders, endorsements, or amendments that are attached to it make up the entire contract.

[Coverage flexibility --this feature allows you to purchase varying levels and types of coverage on a single policy.

COVERAGE means a type or amount of benefit provided by this policy. Each benefit, each modification of that benefit for which we require evidence of insurability, and each reinstatement of that benefit is a separate coverage. For purposes of the Incontestable provision, an increase provided by the Benefit Indexing Provision is part of the coverage that was indexed unless evidence of insurability is required for that increase.

YOU and YOUR refer to the owner of this policy. The owner is the Insured unless ownership right have been assigned.

WE, OUR and US refer to UNUM Life Insurance Company of America (or First UNUM Life Insurance Company).

INSURED means the person named on page 3. It is the person whom we are insuring. The Insured can not be changed.

INJURY means bodily harm cause by an accident.

SICKNESS means a mental or physical illness or condition which has been diagnosed or treated.

MAXIMUM DISABILITY BENEFIT means the amount shown on page 3.

MAXIMUM BENEFIT PERIOD means the period shown on page 3.

PREEXISTING CONDITION means an injury or sickness suffered by the Insured which exists on the effective date of the coverage and, during the past five years, either:

1.       was diagnosed;

2.       caused the Insured to receive medical advice or treatment; or

3. cause symptoms for which an ordinarily prudent person would have sought medical advice or treatment

CPI-U means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics or its successor. We may choose another

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nationally published index if the CPI-U is replaced or changed. If the new or revised index is proportionate to the CPI-U, we will use the new index. Otherwise, we will choose the index which, in our judgment, most closely reflects the change in the cost of living in the United States. If the change is subject to government approval, we will obtain it before we use the new or revised index. CPI-U FACTOR means, during each year of disability, the ratio of the Current Index to the Base Index. A year of disability is from one anniversary of the beginning of disability to the next.

[Own occupation coverage--This definition of regular occupation recognizes the years of education and experience the insured may have invested in professionally recognized specialty. While he is totally disabled in his occupation or specialty, he will receive the full monthly benefit, even it he is working in a new occupation].

BASE INDEX means the last CPI-U index published in the calendar year before disability begins.

CURRENT INDEX means the last CPI-U index published in each calendar year after the disability begins.

REGULAR OCCUPATION means the Insured's occupation at the time the Elimination Period begins. If the Insured engages primarily in a professionally recognized specialty at that time, his occupation is that specialty.

TO WORK FULL TIME in his regular occupation means the Insured works approximately the same number of hours in the same regular occupation as he was working before disability began.

[During the Elimination Periods Insured need any experience]

[a loss of time or duties--loss of income is not required, whether Totally Disabled or Residually Disabled, to satisfy the Elimination Period.]

IMPAIRMENT, IMPAIRS AND IMPAIRED mean (1) injury or sickness totally or residually disable the Insured; and (2) the Insured is receiving medical care from someone other than himself which is appropriate for the injury or sickness.

TOTAL DISABILITY AND TOTALLY DISABLED means injury or sickness restricts the Insured's ability to perform the material and substantial duties of his regular occupation to an extent that prevents him from engaging in his regular occupation.

RESIDUAL DISABILITY AND RESIDUALLY DISABLED mean injury or sickness does not prevent the Insured from engaging in his regular occupation, BUT does restrict his ability to perform the material and substantial duties of his regular occupation: (i) for as long a time as he customarily performed them before the injury or sickness: or (ii) as effectively as he customarily performed them before the injury or sickness.

DISABILITY AND DISABLED mean the period while he Insured is satisfying the Elimination Period, or while the Disability Benefit or the Loss of Use Benefit is payable.

[Elimination Period is the number of days during which an insured must _______ an impairment before benefits will be payable]

ELIMINATION PERIOD means the number days stated on page 3. preceding the date benefits become payable (other than the Loss of Use Benefit), during which injury or sickness impairs the Insured.

[You can customize your disability protection by varying the Elimination Period of your various coverages.]

The Elimination Period begins on the first day that the Insured is impaired

Different Elimination Period may apply to different coverage under this policy. The Elimination Period for each coverage is described on page 3.

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[Combines Elimination Periods for separate impairments from the same cause]

If the impairment ceases before the Insured satisfies the Elimination Period and he become impaired again from the same cause within 6 months we will combine those impairments to determine when benefits begin.

NET INCOME means all payment received by the Insured for duties that he performs in his regular occupation minus his share of the usual and customary business expenses which he or his company incurs on a regular basis and are essential to the operation of the business.

[Flexibility--this policy allows for 3 different methods to determine "prior net income".]

[Since inflation can be a major factor in today's economy, during disability an Insured's "prior net income" is indexed based on the CPI-U.]

PRIOR NET INCOME means the largest of: (1) the Insured's average monthly net income for the last 12 months before the Elimination Period began; (2) the Insured's average monthly net income for the 12 months period immediately before those 12 months; or (3) the highest average monthly net income for any two consecutive years of the last 5 years before the Elimination Period began. On each anniversary of the first day of a period of disability, we will calculate a CPI-U Factor. We will multiply the prior net income by that Factor. Then we will use that amount to calculate the Maximum Disability Benefit.

LOST OF NET INCOME means the Insured's indexed prior net income minus the net income he received for the month to which a payment relates

BENEFITS

DISABILITY BENEFIT. We will pay the Monthly Benefit Amount in any month after the Insured has satisfied the Elimination Period that:

1. the Insured is totally disabled or the insured is residually disabled and experiences at least a 20% loss of net income in his regular occupation as a result of a present injury or sickness;

2. the injury or sickness which causes the loss of net income is the one which caused him to satisfy the Elimination Period;

[Medical care required only when appropriate.]

3. he is receiving medical care from someone other than himself which is APPROPRIATE for the injury is sickness; and

4. benefits under the Disability Benefit and the Loss of Use Benefit combined have not been paid for the Maximum Benefit Period.

After disability ceases, resumption of this Disability Benefit is subject to the preceding requirements and those stated in the Successive Disabilities provision.

[A___ monthly benefit will paid if the Insured is totally disabled or if his loss of net income is 75% or more]

MONTHLY BENEFIT AMOUNT. If the Insured is totally disabled or if the Insured's loss of net income is 75% or more, we will pay the Maximum Disability Benefit for that month. Whenever the loss of net income is less than 75% but at least 20%, the amount payable will be determined by the following formula:

LOSS OF NET INCOME x Maximum Disability
prior net income         Benefit

During the first six months that we pay the Disability Benefit, as a result of a residual disability, we will pay one-half

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of the Maximum Disability Benefit rather than the amount due under the formula if the Insured's loss of net income is from 20% to 50%.

[During the first 6 months of residual disability that the Insured's loss of net income is 20% to 50%, we will pay half the Maximum Disability Benefit.]

[Loss of Use benefits are paid even if the insured is working in his regular occupation and has no loss of net income.]

BENEFIT FOR LOSS OF USE. Limited by the Maximum Benefit
Period, we will pay the Maximum Disability Benefit monthly while an injury or sickness causes the Insured the total loss of use of:

1.       speech, hearing in both ears, or sight in both eyes; or
2.       one hand and one foot; or
3.       both hands or
4.       both feet.

We will pay this benefit from the date of loss.

After disability ceases, resumption of this Loss of Use Benefit is subject to the preceding requirements and those stated in the Successive Disabilities provision.

[Disabilities recurring within 6 months will not be considered separate disabilities unless they are the result of different causes.]

SUCCESSIVE DISABILITIES. A period of disability which follows a past period of disability will be considered a separate period of disability only if the subsequent period of disability is;

1. caused by a different injury or sickness than the one which caused the past period of disability; or

2. separated from the past period of disability by at least six months during which the Insured is able to return to work full time in his regular occupation.

Any such separated period of disability will be considered a new disability; it will be subject to its own Elimination Period and Maximum Benefit Period. Any other subsequent period of disability will be considered an extension of the past period of disability.
[Consecutive days not required.]

[During disability, premium is waived even beyond benefit periods. All premiums paid from the date of loss will be refunded]

WAIVER OF PREMIUM. After disability has lasted for ninety days while this policy is effect, we will waive the premium as long as the Insured is unable to return to work full time in his regular occupation as a result of the injury or sickness which cause the disability. We will refund premium already paid for that period on a pro rata basis.

[To protect current income at all times, coverage must increase income increases--this feature provides an annual increase in the benefits amount based on changes in the CPI-U--minimum 4%, maximum 8%.]

BENEFIT INDEXING PROVISION. On each policy anniversary until the policy anniversary when the Insured's age is 55, except during disability, you will automatically have the opportunity to increase the Maximum Disability Benefit by the Indexed Amount provided that:

1. on each fifth policy anniversary, we determine based on evidence submitted that the Insured's total coverage then in effect does not exceed our issue and participation limits for the income which he is then earning and.

2. you have not refused the opportunity to increase the Insured's coverage in two consecutive years.

If you cannot automatically increase the Maximum Disability Benefit because

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the Insured did not satisfy provision (1) above, you still may increase the
Maximum Disability Benefit by the Indexed Amount on any subsequent policy anniversary until the policy anniversary when the Insured's age is 55, except during disability, if on that date the income which he is then earning qualifies him for the increase.

When the opportunity is made available, you may increase the Insured's Maximum Disability Benefit by paying the premium for the increased amount. The premium will be based on his age on that policy anniversary and the premium rate then in effect for this plan. The Maximum Benefit Period. Elimination Period and plan will be the same as for the coverage which is indexed.

INDEXED AMOUNT. The increase available each year will be the percent change in the CPI-U between November 30 in the previous calendar year and November 30 of the calendar year before that one or 8%, whichever is smaller, times the current Maximum Disability Benefit for the policy. If the change in the CPI-U is less then 4%, the increase available will be 4% of the current Maximum Disability Benefit.

[Benefits are payable as a sickness]

TRANSPLANT DONOR BENEFIT. Disability which result from the transplant of a part of the Insured's body to another person's body will be considered caused by a sickness.

[Flexible Rehabilitation Program]

REHABILITATION. While the Insured is receiving the Disability Benefit, you may request or we may suggest participation in a rehabilitation program designed to help him return to work. If we determine that such a program is appropriate, we may pay reasonable expenses for such items as tuition, books, training programs, or additional living expenses. The actual expenses covered and the terms of the plan will be subject to mutual agreement. Our agreement will be outlined in a written plan of rehabilitation. Benefits will continue as provided by this policy except if they are modified by the plan of rehabilitation.

EXCLUSIONS AND LIMITATIONS

This policy does not pay benefits which are based on injury or sickness caused by war or an act of war, whether declared or undeclared.

PREEXISTING CONDITION LIMITATION. This policy does not pay benefits which are based on a preexisting condition if:

1. the preexisting condition is not disclosed or is misrepresented in the application; and

2. the preexisting condition impairs the Insured or causes a loss of use or other loss during the first two years after the effective date of the coverage.

Benefits will not be paid if they are based on impairment or loss of use or other loss that began before the effective date of the coverage.

MULTIPLE BENEFITS. The Disability Benefit or Loss of Use Benefit payable in any month shall not exceed the Maximum Disability Benefit. In any

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
month that the Loss of Use Benefit is paid, no Disability Benefit will be paid.

CLAIM INFORMATION

HOW TO FILE A CLAIM. To make a claim under this policy, the following steps must be taken:

1. give Notice of Claim (someone must notify us that disability has started as defined in this policy);

[Benefit procedures.]

2. file Proof of Loss (the Insured, or someone acting in his behalf, and his attending physician must complete and return the claim form provided by us);

3.       promptly complete and return any other forms we require; and

4. the Insured undergoes a medical examination or a personal interview as often as we reasonably request while the claim is pending. We reserve the right to select the examiner. We will pay for the examination.

We will evaluate the claim and either:

1.       pay the benefits specified in the policy; or

2. notify the Insured and any Loss Payee that benefits are not payable and why. If we need more information, we will tell the Insured and any Loss Payee what we need.

CONDITIONS AND TIME LIMITS. In order for benefits to be payable, there are some conditions and time limits which each of us must meet. They are:

1. We must be given the Notice of Claim within 30 days after the Elimination Period begins, or as soon as reasonably possible.

2. We will furnish claim forms within 15 days after we receive written Notice of Claim. If the forms are not received within 15 days, send us proof of what happened and the extent of the sickness or injury.

3. The claim forms and other information requested by us (Proof of Loss) must be furnished to us within 90 days after each month for which a benefit is payable. However, failure to furnish such proof within 90 days will not reduce or nullify the claim if proof is furnished as soon as reasonably possible within one year after the 90 days. If the Insured is legally unable to notify us, the one year limit does not apply.

4. We must be given the information which we need to determine if a benefit is payable and how much that benefit should be. We may require relevant portions of income tax returns for the Insured or his business, income statements, vouchers for overhead expenses, and other statements or reports of receipts and payments. We may also require evidence that the Insured was liable for an overhead expense before disability began.

HOW AND WHEN WE PAY BENEFITS. We will pay benefits due under this policy in United States dollars. We will not

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pay any benefit until we have sufficient Proof of Loss. When we have determined that the claim is payable, we will pay according to the Benefits provision. If any amount is accrued and unpaid when our liability terminates, we will pay it immediately.

We will pay all benefits to the Loss Payee if living, otherwise we will pay you. If you die while you are entitled to receive benefits, we will pay any remaining benefit and any unearned premium to your estate.

CHANGE OF PLAN PROVISION

[The needs of individuals change is business and employment ________ change. This policy ____ ____ and the right to convert his coverage to ________ _____ insurance contract, while ______ original ___ or premium ___]

This policy may be exchanged for any other disability income policy issued by us when the exchange is made, subject to underwriting guidelines then in effect, provided:

1.       the Insured is not disabled;

2.       he is able to work full time in his regular occupation and is doing so;
         and

3.       the request is made before the policy anniversary when his age is 55.

The Insured, amount Maximum Benefit Period and Elimination Period will be the same as for this policy. Any rider attached to this policy when you exchange it may be continued on the new policy if it is available with that policy. The new policy will exclude any condition excluded by this policy.

The premium for the new policy will be based on the Insured's premium class and age on the effective dates of the coverages exchanged and his regular occupation on the date the exchange is effective.

If your request is approved, the new policy will be effective as of the date we receive the request to exchange policies.

GENERAL PROVISION

THE CONTRACT. This policy represents the entire contract between you and us. Statement by agents or brokers are not part of our contract. Only an executive officer of this Company can approve a change in this policy. The approval must be in writing and be endorsed on or attached to this policy. No one else can change this policy or waive any of its conditions.

Unless we tell you something else, years, months and anniversaries that we refer to are calculated from the Policy Date shown on page 3.

[If disability occurs within the 2 year contestability period we may contest that disability only up to one year beyond the two year period of contestability or the length of disability, whichever is short.]

INCONTESTABLE. We will not contest a coverage provided under this policy based on information given in the application for that coverage after that coverage has been in effect during the Insured's lifetime for two years from the effective date of that coverage, excluding any period during which the Insured is impaired or suffers a loss of use or other loss. In no event, will we contest a coverage more than three years from the effective date of that coverage.

If impairment or loss of use or other loss begins after a coverage has been in effect during the Insured's lifetime for two years from the effective date of that

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
coverage, we will not reduce or deny a claim which is based on that impairment or loss of use or other loss because of a preexisting condition unless the condition is excluded from coverage by name or description

CONTEST means that we question that validity of coverage under this policy by letter to you. This contest is effective on the date we mail that letter and refund the premium to you.

[Your state laws prevail.]

CONFORMITY WITH STATE STATUTES. If any provision of this policy conflicts with the statutes of the state where the Insured resides on the effective date of that provision, it is amended to conform with the minimum requirements of those statutes.

LEGAL ACTIONS. No one may start legal action to recover on this policy until 60 days after written Proof of Loss has been given to us. Legal action must be started within three years after the written Proof of Loss is required to be furnished.

MISSTATEMENT OF AGE. If the Insured's age has been misstated, any benefit payable will be changed to the amount which the premium paid would have bought for the correct age.

If we accept premium for a coverage which we would not have issued or which would have ceased according to the correct age, our only liability is to refund the premium for the period not covered.

OWNER. You own this policy. You have all of the rights and privileges granted by this policy while it is in effect. Some of your ownership rights are.

1.       the right to continue or terminate this policy;

2. the right to name someone else (a Loss Payee) to receive the benefits of this policy;

3. the right to suspend this policy while the Insured is in military service; and

4.       the right to assign any of all rights under this policy.

You may reduce the Maximum Disability Benefit at any time. Premium will be recomputed for the reduced amount based on the Insured's age and premium class on the effective dates of the coverage. The reduction will be effective on the date we receive your written request at our Home Office.

LOSS PAYEE. If you decide to have someone else receive policy benefits, you must notify us in writing on a form satisfactory to us. The notice will be effective when we receive it at our Home Office.

ASSIGNMENT. You may assign any or all ownership rights to someone else. The assignment must be in writing and must specify the rights which are assigned and for how long. The Loss Payee is not changed by an assignment unless the assignment specifically names a new Loss Payee.

No assignment is binding on us until the original or an acceptable copy is received at our Home Office. We are not responsible for the validity or effect of any assignment.

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